Exhibit 10.1

Amendment of Employee Award Agreements

WHEREAS, Cabot Oil & Gas Corporation (the “Company”) has entered into a number of agreements with its employees that provide for varying awards of compensation which may include employee stock options, employee restricted stock awards, performance shares and stock appreciation rights (each, an “Award”); and

WHEREAS, the Awards have been issued under the 1994 Long-Term Incentive Plan and the 2004 Long-Term Incentive Plan, each as amended to date (each, a “Plan” and together, the “Plans”); and

WHEREAS, effective January 1, 2006, the Compensation Committee of the Board of Directors authorized appropriate representatives of the Company to revise the treatment of certain outstanding Awards upon an individual’s “retirement”, “disability” or “death” (as such terms are defined in the documents governing the Awards, and each of which shall be referred to herein as a “Termination Event”); and

WHEREAS, the Company thus desires to amend the agreements governing outstanding Awards under the Plans (collectively, the “Award Agreements”) to change the treatment of such outstanding Awards in the event the holder of an Award experiences a Termination Event;

NOW, THEREFORE, effective January 1, 2006, each Award Agreement specified below is amended as follows to revise the treatment of the Awards if the holder of such Award experiences a Termination Event:

1. Each outstanding Award that constitutes a stock option or stock appreciation right that was issued to an employee is hereby amended to provide that if there is a Termination Event with respect to the holder of the Award while such holder is providing services to the Company as an employee, such Award shall, to the extent not previously vested, become fully vested upon such Termination Event.

2. Each outstanding Award that constitutes restricted stock that was issued to an employee is hereby amended to provide that if there is a Termination Event with respect to the holder of the Award while such holder is providing services to the Company as an employee, such Award shall, to the extent not previously vested, become fully vested upon such Termination Event; and

3. Each outstanding Award that constitutes performance shares is hereby amended to provide that if there is a Termination Event with respect to the holder of the Award while such holder is providing services to the Company as an employee, such Award shall continue to vest on the original schedule specified in the Award, with the level of payout dependent on performance in accordance with the Award, notwithstanding the termination of employment of such holder.

IN WITNESS WHEREOF, Cabot Oil & Gas Corporation has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 19th day of December, 2006, but effective as of January 1, 2006.

CABOT OIL & GAS CORPORATION

By:
Abraham Garza, Vice President
Human Resources

ACCEPTED AND AGREED to
, 2006

By:
Participant